Exhibit 10.63

AGREEMENT OF SALE AND PURCHASE

        THIS AGREEMENT OF SALE AND PURCHASE (“Agreement”) is made this 5th day of August, 2004 by and between KEMBLE-MORRIS L.L.C., a limited liability company organized under the laws of the State of New Jersey having an address c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016 (“Seller”), and PERGOLA HOLDING, INC., having an address at c/o Falcon Real Estate Investment Company, Ltd., 570 Lexington Avenue, 32nd Floor, New York, New York 10022 (“Purchaser”).

        In consideration of the mutual promises, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1     Definitions. For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:

        “Access Agreement” means that certain Agreement for the provision of cable television services to Property between Seller and CSC TKR, Inc., D/B/A Cablevision of Morris, dated June 12, 2003.

        “Accommodating Party” has the meaning ascribed to such term in Section 10.7.

        “Assignment” has the meaning ascribed to such term in Section 10.3(d) and shall be in the form attached hereto as Exhibit A.

        “Assignment of Leases” has the meaning ascribed to such term in Section 10.3(c) and shall be in the form attached hereto as Exhibit B.

        “Authorities” means the various federal, state and local governmental and quasi-governmental bodies or agencies having jurisdiction over the Real Property and Improvements, or any portion thereof.

         “Broker” has the meaning ascribed to such term in Section 16.1.

        “Business Day” means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close.

        “Certificate as to Foreign Status” has the meaning ascribed to such term in Section 10.3(g) and shall be in the form attached as Exhibit J.

        “Certifying Person” has the meaning ascribed to such term in Section 4.3(a).

        “Closing” means the consummation of the purchase and sale of the Property contemplated by this Agreement, as provided for in Article X.

        “Closing Date” means the date on which the Closing of the transaction contemplated hereby actually occurs.

        “Closing Statement” has the meaning ascribed to such term in Section 10.4(a).

        “Closing Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 3.2, 4.3, 5.2, 5.4, 7.1(d), 8.1(a), (b), (c) and (e), 8.2, 8.3, 10.4, 10.6, 11.1, 11.2, 16.1, 18.3 and 18.9 and Article XIV, and any other provisions which pursuant to their terms survive the Closing hereunder.

        “Code” has the meaning ascribed to such term in Section 4.3.

        “Confidentiality Agreement” means that certain Confidentiality Agreement dated July 6, 2004 between Falcon Real Estate Investment Company, Ltd. and Broker.

        “Corporate Authority” has the meaning ascribed to such term in Section 8.1.

        “Deed” has the meaning ascribed to such term in Section 10.3(a).

        “Delinquent Rental” has the meaning ascribed to such term in Section 10.4(b).

        “Deposit Delivery Date” has the meaning ascribed to such term in Section 4.1(a).

        “Detention Pond Annual Actions” has the meaning ascribed to such term in Section 7.1(d).

        “Documents” has the meaning ascribed to such term in Section 5.2(a).

        “Drainage Agreement” has the meaning ascribed to such term in Section 7.1(d).

        “Earnest Money Deposit” has the meaning ascribed to such term in Section 4.1.

         “Effective Date” means the latest date on which this Agreement has been executed and delivered by Seller or Purchaser, which date shall be set forth opposite such party’s signature.

         “Environmental Laws” means each and every applicable federal, state, county and municipal statute, ordinance, rule, regulation, code, order, requirement, directive, and binding written policy pertaining to Hazardous Substances issued by any Authorities and in effect as of the date of this Agreement with respect to or which otherwise pertains to or affects the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, or Purchaser, and as same have been amended, modified or supplemented from time to time prior to the Effective Date, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Water Act (33 U.S.C. § 1321 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon Gas and Indoor Air Quality Research Act of 1986 (42 U.S.C. § 7401 et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) the New Jersey Environmental Rights Act (N.J.S.A. 2A:35A-1 et seq.), the New Jersey Air Pollution Control Act (N.J.S.A. 26:2C-1 et seq.), the Hazardous Substances Discharge: Reports and Notices Act (N.J.S.A. 13:1K-15 et seq.), the Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq.), the New Jersey Underground Storage of Hazardous Substances Ace (N.J.S.A. 58:10A-21 et seq.) (collectively, the “Environmental Statutes”), and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the Environmental Statutes.

        “Escrow Agent” means the Title Company as hereinafter defined.

        “Exchanging Party” has the meaning ascribed to such term in Section 10.7.

        “Existing Legal Discrepancy” has the meaning ascribed to such term in Section 6.1.

         “Existing Survey” means Seller’s existing survey of the Real Property dated October 31, 1997, prepared by Kennon Surveying Services, Inc.

         “Governmental Regulations” means all statutes, ordinances, rules and regulations of the Authorities applicable to Seller or the use or operation of the Real Property or the Improvements or any portion thereof.

        “Hazardous Substances” means (a) asbestos, radon gas and urea formaldehyde foam insulation, (b) any solid, liquid, gaseous or thermal contaminant, including smoke vapor, soot, fumes, acids, alkalis, chemicals, petroleum products or byproducts, polychlorinated biphenyls, phosphates, lead or other heavy metals and chlorine, (c) any solid or liquid waste (including, without limitation, hazardous waste), hazardous air pollutant, hazardous substance, hazardous chemical substance and mixture, toxic substance, pollutant, pollution, regulated substance and contaminant, and (d) any other chemical, material or substance; to the extent that the presence of or exposure to the substances listed in (a), (b), (c) or (d) above is prohibited, limited or regulated by any Environmental Laws.

        “Improvements” means all buildings, structures, fixtures, parking areas and other improvements located on the Real Property.

        “Intangible Property” has the meaning ascribed to such term in Section 2.1(g).

        “Lease Schedule” has the meaning ascribed to such term in Section 5.2(a) and is attached as Exhibit F.

        “Leases” means the lease and other agreements entered into by Seller (or a predecessor-in-interest) as landlord with respect to the use and occupancy of the Property, together with all amendments, renewals and modifications thereof, if any, and all guaranties thereof, if any, shown on the Lease Schedule.

        “Licensee Parties” means Purchaser and its authorized agents and representatives.

        “Licenses and Permits” means, collectively, all of Seller’s right, title and interest, if any, to the extent assignable, in and to licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by the Authorities to Seller exclusively in connection with the Real Property and the Improvements, together with all renewals and modifications thereof.

        “Permitted Exceptions” has the meaning ascribed to such term in Section 6.2(a).

        “Permitted Parties” has the meaning ascribed to such term in Section 12.1.

        “Personal Property” means all of Seller’s right, title and interest, if any, in and to all equipment, appliances, tools, supplies, machinery, artwork, furnishings and other tangible personal property attached to, appurtenant to, located in and used exclusively in connection with the ownership or operation of the Improvements and situated at the Property at the time of Closing together with all books, records and files of Seller relating to the Real Property, Improvements and the Leases, and all keys and security cards to the Real Property and Improvements in Seller’s possession. Notwithstanding the preceding sentence, “Personal Property” shall not include (a) any proprietary or confidential materials, or (b) any property owned by tenants or others.

        “Pond” has the meaning ascribed to such term in Section 7.1(d).

        “Property” has the meaning ascribed to such term in Section 2.1.

        “Proration Items” has the meaning ascribed to such term in Section 10.4(a).

        “Purchase Price” has the meaning ascribed to such term in Section 3.1.

        “Purchaser’s Affiliates” means any past, present or future: (i) shareholder, partner, member, manager or owner of Purchaser (ii) entity that, directly or indirectly, controls, is controlled by or is under common control with Purchaser and (iii) the heirs, executors, administrators, successors and assigns of any or all of the foregoing.

        “Real Property” means that certain parcel or parcels of real property located at 340 Mt. Kemble Avenue, Morris Township, New Jersey as more particularly described on the legal description attached hereto and made a part hereof as Exhibit D, together with all of Seller’s right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Seller’s right, title and interest in and to the adjacent streets, alleys, right-of-ways and strips or gores of land, and any easement rights, air rights, subsurface development rights and water rights.

        “Recognized Terrorist” has the meaning ascribed to such term in Section 8.2(a).

        “Rental” has the meaning ascribed to such term in Section 10.4(b), and same are “Delinquent” in accordance with the meaning ascribed to such term in Section 10.4(b).

        “Required Exceptions” has the meaning ascribed to such term in Section 6.3(b).

        “Scheduled Closing Date” means September 30, 2004.

         “Seller’s Affiliates” means any past, present or future: (i) shareholder, partner, member, manager or owner of Seller; (ii) entity that, directly or indirectly, controls, is controlled by or is under common control with Seller and (iii) the heirs, executors, administrators, personal or legal representatives, successors and assigns of any or all of the foregoing.

        “Seller’s Knowledge” means the present actual (as opposed to constructive or imputed) knowledge solely of Albert Spring, Vice President of Operations, and John DeCaro, Property Manager, of Mack-Cali Realty Corporation, without any independent investigation or inquiry whatsoever.

         “Significant Portion” means, for purposes of the casualty provisions set forth in Article XI hereof, damage by fire or other casualty to the Real Property and the Improvements or a portion thereof, (a) the cost of which to repair would exceed Five Million Dollars ($5,000,000) in the aggregate, or (b) which would allow the Tenant to terminate its Leases.

        “Tenant Costs” has the meaning ascribed to such term in Section 10.4(d).

        “Tenant Notice Letter” has the meaning ascribed to such term in Section 10.2(e), and is to be delivered by Purchaser to Tenant pursuant to Section 10.6.

        “Tenant”means AT&T Corp.

         “Termination Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 5.4, 12.1, 16.1, 18.3 and 18.9, and Articles XIII and XIV, and any other provisions which pursuant to their terms survive any termination of this Agreement.

        “Title Commitment” has the meaning ascribed to such term in Section 6.2(a).

        “Title Company” means Commonwealth Land Title Insurance Company having an address at 655 Third Avenue, 11th Floor, New York, New York 10017, Attention: Peter G. Doyle, or any other title insurance company or title companies designated by Purchaser after the date hereof.

        “Title Objections” has the meaning ascribed to such term in Section 6.2(a).

        “Title Policy” has the meaning ascribed to such term in Section 6.2(a).

        “Township” has the meaning ascribed to such term in Section 7.1(d).

        “Updated Survey” has the meaning ascribed to such term in Section 6.1.

        “Voluntary New Title Defect” has the meaning ascribed to such term in Section 6.2(a).

        Section 1.2     References: Exhibits and Schedules. Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules attached hereto, all of which Exhibits and Schedules are incorporated into, and made a part of, this Agreement by reference. The words “herein,” “hereof,”“hereinafter” and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.

ARTICLE II
AGREEMENT OF PURCHASE AND SALE

        Section 2.1     Agreement. Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, on the Closing Date and subject to the terms and conditions of this Agreement, all of the following (collectively, the “Property”):

(a)	the Real Property;

(b)	the Improvements;

(c)	the Personal Property;

(d)	all of Seller’s right, title and interest as lessor in and to the Leases;

(e)	to the extent assignable, the Licenses and Permits;

(f)	the Access Agreement; and

(g)	all of Seller’s right, title and interest, to the extent assignable or transferable, in and to (i) the rights of Seller (if any) to the name “Kemble Plaza I”; (ii) any goodwill related to the Property; (iii) any guaranties and warranties in effect with respect to any portion of the Real Property, Improvements or the Personal Property; (iv) the plans and specifications prepared in connection with the construction of the Improvements, including, but not limited to, “as built” plans and specifications; (v) all booklets and manuals, advertising materials, utility contracts, telephone exchange numbers (if any); and (vi) all other intangible rights, titles, interests, privileges and appurtenances owned by Seller and related to or used exclusively in connection with the ownership, use or operation of the Real Property, the Improvements, Personal Property, or Leases, but specifically excluding any proprietary or confidential materials and any property that serves or is used in connection with any property other than the Property (all of the foregoing being collectively referred to herein as the “Intangible Property”). Purchaser and Seller acknowledge and agree that the only Personal Property included in this sale are keys and security cards to the Real Property.

        Section 2.2     Indivisible Economic Package. Purchaser has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller and Purchaser to enter into this Agreement, Purchaser has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.

ARTICLE III
CONSIDERATION

        Section 3.1     Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be SEVENTY-SEVEN MILLION DOLLARS ($77,000,000) in lawful currency of the United States of America, payable as provided in Section 3.3. No portion of the Purchase Price shall be allocated to the Personal Property

        Section 3.2     Assumption of Obligations. As additional consideration for the purchase and sale of the Property, at Closing Purchaser will assume all of the covenants and obligations of Seller pursuant to the Leases, Access Agreement, Licenses and Permits and the Intangible Property, which are to be performed subsequent to the Closing Date. Seller shall be liable for and shall satisfy all of the obligations of Seller pursuant to the Access Agreement, the Licenses and Permits, the Intangible Property, and, except as set forth in Section 5.2 and 10.4(e), the Leases, that are to be performed prior to Closing, except to the extent credit is given to Purchaser at Closing for the cost of any such obligations that Seller has not performed prior to Closing (in which event, Purchaser shall assume such obligations).

        Section 3.3     Method of Payment of Purchase Price. No later than 1:00 p.m. Eastern Time on the Closing Date, Purchaser shall pay to Seller the Purchase Price (less the Earnest Money Deposit), together with all other costs and amounts to be paid by Purchaser at the Closing pursuant to the terms of this Agreement (“Purchaser’s Costs”), by Federal Reserve wire transfer of immediately available funds to the account of Escrow Agent, subject to adjustments and prorations set forth herein. Escrow Agent, following authorization and instruction by the parties at Closing, shall (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, the Purchase Price subject to adjustments and prorations set forth herein, less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, (ii) pay to the appropriate payees out of the proceeds of Closing payable to Seller all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (iii) pay Purchaser’s Costs to the appropriate payees at Closing pursuant to the terms of this Agreement. All such costs and payments shall be set forth on the Closing Statement executed by the parties at closing.

ARTICLE IV
EARNEST MONEY DEPOSIT
AND ESCROW INSTRUCTIONS

        Section 4.1     The Earnest Money Deposit; Failure to Make Deposit. Within three (3) Business Days of the execution and delivery of this Agreement by Purchaser (the “Deposit Delivery Date”), Purchaser shall deposit with the Escrow Agent, by Federal Reserve wire transfer of immediately available funds, the sum of Three Million Dollars ($3,000,000) as the earnest money deposit on account of the Purchase Price (together with any interest earned thereon, the “Earnest Money Deposit”). In the event Purchaser shall fail to post the Earnest Money Deposit on or before the Deposit Delivery Date, then Purchaser shall be deemed in default of this Agreement, and Seller shall be entitled to exercise those remedies contained in Section 13.2 below which remedies shall include, for purposes of this such default only, the right to institute suit against Purchaser to collect liquidated damages in an amount equal to the required Earnest Money Deposit not made.

        Section 4.2     Escrow Instructions. The Earnest Money Deposit shall be held in escrow by the Escrow Agent in an interest-bearing account, in accordance with the provisions of Article XVII. The Earnest Money Deposit and the interest earned thereon are non-refundable to Purchaser, except as otherwise expressly provided in this Agreement.

        Section 4.3     Designation of Certifying Person. In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (the “Code”), and any related reporting requirements of the Code, the parties hereto agree as follows:

(a)	The Escrow Agent agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, and Seller and Purchaser hereby designate the Escrow Agent as the person to be responsible for all information reporting under Section 6045(e)of the Code (the “Certifying Person”).

(b)	Seller and Purchaser each hereby agree:

(i)	to provide to the Certifying Person all information and certifications regarding such party, as reasonably requested by the Certifying Person or otherwise required to be provided by a party to the transaction described herein under Section 6045of the Code; and

(ii)	to provide to the Certifying Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Certifying Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Certifying Person is correct.

ARTICLE V
INSPECTION OF PROPERTY

        Section 5.1     Evaluation Completed. Purchaser acknowledges that it has completed its investigation and inspection of the Property to its satisfaction and has accepted the condition and circumstances of the Property as they currently exist.

        Section 5.2     Roof Replacement Agreement. Seller and Purchaser acknowledge that the landlord under the Lease with Tenant has the obligation to install a new roof on the building constituting a portion of the Improvements (the “Roof Replacement”), and that such work shall not be completed by Closing. Accordingly, Seller and Purchaser hereby mutually approve those contractors listed on Exhibit C attached hereto as acceptable contractors for the Roof Replacement. Seller, on or before Closing, will negotiate a form guaranteed maximum price contract (the “Roof Replacement Agreement”) with any one of such contractors with such warranties and other provisions as shall be reasonably acceptable to Purchaser, which Purchaser shall execute at the Closing (the “GMP”). Notwithstanding Purchaser’s execution of the Roof Replacement Agreement, Seller shall oversee the Roof Replacement work and shall consult with Purchaser as necessary, but not less than on a weekly basis, to advise Purchaser as to the status and progress of such work. In addition, any changes to the GMP shall require Purchaser’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. At Closing, Seller shall deposit in to escrow an amount equal to 110% of the cost set forth in the GMP (the “Roof Replacement Deposit”), which shall be held by Escrow Agent pursuant to Escrow Instructions executed by Seller and Purchaser which will, among other things, provide for (a) the release of funds to pay for the Roof Replacement under the GMP, and (b) the return on monies on deposit to Seller after completion of the Roof Replacement under the GMP. However, and notwithstanding the deposit of the Roof Replacement Deposit in to escrow, Seller shall be responsible for all costs incurred in connection with the Roof Replacement and, to the extent that the Roof Replacement Deposit is insufficient, Seller shall pay the same to Purchaser promptly (but no more than 15 days) after notice to Seller of such additional costs.

        Section 5.3      Intentionally Omitted.

        Section 5.4     Sale “As Is.” THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER. THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER HAD THE RIGHT TO CONDUCT ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. OTHER THAN THE MATTERS EXPRESSLY REPRESENTED BY SELLER IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, BY WHICH ALL OF THE FOLLOWING PROVISIONS OF THIS SECTION 5.4 ARE LIMITED, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE.

        SELLER SPECIFICALLY DISCLAIMS, AND NEITHER SELLER NOR ANY OF SELLER’S AFFILIATES IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER, AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY AND (g) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, INCLUDING WITHOUT LIMITATION ENVIRONMENTAL LAWS, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE CLOSING DOCUMENTS, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS,” WITH ALL FAULTS, AND SUBJECT TO REASONABLE WEAR AND TEAR BETWEEN THE DATE HEREOF AND CLOSING. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE, AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER’S CONSULTANTS IN PURCHASING THE PROPERTY. PURCHASER HAS BEEN GIVEN A SUFFICIENT OPPORTUNITY HEREIN TO CONDUCT AND HAS CONDUCTED SUCH INSPECTIONS, INVESTIGATIONS AND OTHER INDEPENDENT EXAMINATIONS OF THE PROPERTY AND RELATED MATTERS AS PURCHASER DEEMS NECESSARY, INCLUDING BUT NOT LIMITED TO THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND WILL RELY UPON SAME AND NOT UPON ANY STATEMENTS OF SELLER (EXCLUDING THE LIMITED MATTERS REPRESENTED BY SELLER IN THIS AGREEMENT OR ANY OF THE CLOSING DOCUMENTS INCLUDING, WITHOUT LIMITATION, SECTION 8.1 HEREOF) NOR OF ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR ATTORNEY OF SELLER. PURCHASER ACKNOWLEDGES THAT ALL INFORMATION OBTAINED BY PURCHASER WAS OBTAINED FROM A VARIETY OF SOURCES, AND, EXCEPT FOR MATTERS EXPRESSLY REPRESENTED BY SELLER IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, SELLER WILL NOT BE DEEMED TO HAVE REPRESENTED OR WARRANTED THE COMPLETENESS, TRUTH OR ACCURACY OF ANY OF THE DOCUMENTS OR OTHER SUCH INFORMATION HERETOFORE OR HEREAFTER FURNISHED TO PURCHASER. UPON CLOSING, PURCHASER WILL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS. PURCHASER ACKNOWLEDGES AND AGREES THAT, UPON CLOSING, SELLER WILL SELL AND CONVEY TO PURCHASER, AND PURCHASER WILL ACCEPT THE PROPERTY, “AS IS, WHERE IS,” WITH ALL FAULTS SUBJECT TO SELLER’S AGREEMENTS CONTAINED IN THIS AGREEMENT OR IN ANY DOCUMENT DELIVERED AT CLOSING. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN OR IN THE CLOSING DOCUMENTS. PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE “AS IS, WHERE IS” NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY. PURCHASER, WITH PURCHASER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT AND UNDERSTANDS THEIR SIGNIFICANCE AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.

        PURCHASER AND PURCHASER’S AFFILIATES FURTHER COVENANT AND AGREE NOT TO SUE SELLER AND SELLER’S AFFILIATES AND HEREBY RELEASE SELLER AND SELLER’S AFFILIATES OF AND FROM AND WAIVE ANY CLAIM OR CAUSE OF ACTION ARISING IN CONNECTION WITH THIS AGREEMENT OR THE PROPERTY (OTHER THAN THOSE CLAIMS OR CAUSES OF ACTION PURCHASER’S AFFILIATES MAY HAVE WHICH ARE UNRELATED TO THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT), INCLUDING WITHOUT LIMITATION ANY STRICT LIABILITY CLAIM OR CAUSE OF ACTION, THAT PURCHASER OR PURCHASER’S AFFILIATES MAY HAVE AGAINST SELLER OR SELLER’S AFFILIATES UNDER ANY ENVIRONMENTAL LAW, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, RELATING TO ENVIRONMENTAL MATTERS OR ENVIRONMENTAL CONDITIONS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, OR BY VIRTUE OF ANY COMMON LAW RIGHT, NOW EXISTING OR HEREAFTER CREATED, RELATED TO ENVIRONMENTAL CONDITIONS OR ENVIRONMENTAL MATTERS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY. THE TERMS AND CONDITIONS OF THIS SECTION 5.4 WILL EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT OR THE CLOSING, AS THE CASE MAY BE, AND WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND ARE HEREBY DEEMED INCORPORATED INTO THE DEED AS FULLY AS IF SET FORTH AT LENGTH THEREIN.

ARTICLE VI
TITLE AND SURVEY MATTERS

        Section 6.1     Survey. Purchaser acknowledges receipt of the Existing Survey, and that Purchaser has reviewed and accepted all of the matters shown on the Existing Survey with the exception of a discrepancy between the metes and bounds legal description included on the Survey and the metes and bounds legal description included on the Title Commitment in that the Title Commitment contains one course and call within the metes and bounds description that is not included on the Existing Survey (the “Existing Legal Discrepancy”). Any modification, update or recertification of the Existing Survey shall be at Purchaser’s election and sole cost and expense. The Existing Survey together with any update Purchaser has elected to obtain, if any, is herein referred to as the “Updated Survey.”

        Section 6.2      Title Commitment.

(a)	Purchaser acknowledges receipt of that certain title insurance commitment issued by the Commonwealth Land Title Insurance Company under Commitment No. S-04 0425 (the “Title Commitment”), that Purchaser and Seller have reviewed all of the matters shown on the Title Commitment, and agree that the state of title shown on the pro forma title policy attached hereto as Exhibit G so long as the Existing Legal Discrepancy is resolved constitutes an acceptable state of title to be conveyed by Seller to Purchaser at Closing and that the exceptions noted thereon constitute Permitted Exceptions (subject, however, to Purchaser obtaining the Updated Survey and providing the same to the Title Company as required by the pro forma title policy). By the date (the “New Objection Date”) which is five (5) Business Days after Purchaser’s counsel receives notice of any new exception to the title to the Real Property raised by the Title Company after the effective date of the Title Commitment and prior to the Closing (or as promptly as possible prior to the Closing if such notice is received with less than five (5) Business Days prior to the Closing), Purchaser shall provide Seller with written notice of its objection to such new exception if Purchaser deems same unacceptable (“Title Objections”). Seller covenants and agrees that neither it nor Seller’s Affiliates shall voluntarily place or allow any defects, objections or exceptions to title to the Property after the date of the Title Commitment without Purchaser’s consent, which consent may be granted or withheld in Purchaser’s sole discretion (a “Voluntary New Title Defect”). In the event Seller does not receive the Title Objections by the New Objection Date, Purchaser will be deemed to have accepted the exceptions to title set forth on any updates to the Title Commitment as Permitted Exceptions. Exhibit G constitutes a preliminary title report or title commitment, by the terms of which the Title Company agrees to issue to Purchaser at Closing, at Purchaser’s sole cost and expense, an owner’s policy of title insurance (the “Title Policy”) in the amount of the Purchase Price on the then standard ALTA owner’s form insuring Purchaser’s fee simple title to the Real Property, subject to the terms of such policy and the exceptions described therein (including, without limitation, the standard or general exceptions). Subject to this Section 6.2(a), all matters shown on the Existing Survey and the exceptions shown on Exhibit G (collectively, the “Permitted Exceptions”) are conclusively deemed to be acceptable to Purchaser.

(b)	All taxes, water rates or charges, sewer rents and assessments due and payable with respect to 2004 and all previous years on the Closing Date which are liens against the Real Property and which Seller is obligated to pay and discharge will be credited against the Purchase Price (subject to the provision for apportionment of taxes, water rates and sewer rents herein contained) and shall not be deemed a Title Objection. Notwithstanding the foregoing, to the extent that Tenant is obligated to pay such items under the Leases, such items shall not be adjusted between the parties at Closing or credited against the Purchase Price. If on the Closing Date there shall be financing statements evidencing security interests filed against the Property, such items shall not be Title Objections if (i) such personal property or fixtures are the property of a Tenant, and Seller executes and delivers an affidavit to such effect, or (ii) the financing statement was filed more than five (5) years prior to the Closing Date and was not renewed. Any other financing statements filed against the Property which exist on the Closing Date will be removed by Seller.

(c)	If on the Closing Date the Real Property shall be affected by any lien which, pursuant to the provisions of this Agreement, is required to be discharged or satisfied by Seller, Seller shall not be required to discharge or satisfy the same of record provided the money necessary to satisfy the lien is retained by the Title Company at Closing, and the Title Company omits the lien as an exception from the Title Commitment, and a credit is given to Purchaser for the recording charges for a satisfaction or discharge of such lien.

(d)	No franchise, transfer, inheritance, income, corporate or other tax open, levied or imposed against Seller or any former owner of the Property, that may be a lien against the Property on the Closing Date, shall be an objection to title if the Title Company omits such exception to the tile policy, and provided further that Seller deposits with the Title Company a sum reasonably sufficient to secure a release of the Property from the lien thereof. If a search of title discloses judgments, bankruptcies, or other returns against other persons having names the same as or similar to that of Seller, Seller will deliver to Purchaser and the Title Company an affidavit stating that such judgments, bankruptcies or other returns do not apply to Seller, and such search results shall not be deemed Title Objections so long as Title Company agrees to omit all such exceptions from the Title Policy.

        Section 6.3      Title Defect.

(a)	In the event Seller receives any Title Objection (collectively and individually, a “Title Defect”) within the time periods required under Section 6.2 above, Seller shall remove any Required Exceptions (as hereinafter defined) and may elect (but shall not be obligated) to attempt to remove, or cause to be removed at its expense, any other Title Defect, and shall provide Purchaser with notice, within ten (10) days of its receipt of any such objection, of its intention to cure any such Title Defect that is not a Required Exception. Seller’s failure to reply within such 10 day period shall be deemed an election by Seller to cause the Title Defects to be removed. If Seller is obligated or elects to attempt to cure any Title Defect, the Scheduled Closing Date shall be extended, for a period not to exceed thirty (30) days, for the purpose of attempting such removal. In the event that Seller elects not to attempt to cure any such Title Defect other than a Required Exception, Seller shall so advise Purchaser and Purchaser shall have the right to terminate this Agreement and receive a refund of the Earnest Money Deposit, together with all interest which has accrued thereon, or to waive such Title Defect and proceed to the Closing. Purchaser shall make such election within ten (10) days of receipt of Seller’s notice. If Purchaser elects to proceed to the Closing, any Title Defects waived by Purchaser shall be deemed Permitted Exceptions. In any such event of termination, neither party shall have any further obligation to the other under this Agreement except for the Termination Surviving Obligations. If Seller is unable to timely cure any Required Exception or any other Title Defect which Seller elects or is deemed to elect to remove within any period elected by Seller shall be deemed a default by Seller hereunder.

(b)	Notwithstanding any provision of this Article VI to the contrary, Seller will be obligated to cure exceptions to title to the Property, in the manner described above, relating to liens and security interests securing any financings to Seller, any mechanic’s liens resulting from work at the Property commissioned by Seller, and any Voluntary New Title Defect (collectively the “Required Exceptions”).

ARTICLE VII
INTERIM OPERATING COVENANTS, ESTOPPELS AND SNDA

        Section 7.1       Interim Operating Covenants.   Seller covenants to Purchaser that Seller will:

(a)	Operations. From the Effective Date until Closing, continue to operate and manage the Improvements in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and further subject to Article XI (Condemnation and Casualty) of this Agreement. From the Effective Date through the Closing, Seller shall not amend or terminate any existing Lease or enter into any new Lease or any leasing commissions agreement. In addition, Seller shall not enter in to any service contract or any other agreement with respect to the Property where work to be undertaken under any such service contract or other agreement will not be completed prior to Closing or which cannot be terminated upon a sale of the Property or thirty (30) days notice without Purchaser’s prior written consent, which may be given or denied in Purchaser’s sole discretion.

(b)	Compliance with Governmental Regulations. From the Effective Date until Closing, not knowingly take any action that would result in a failure to comply with all Governmental Regulations applicable to the Property, it being understood and agreed that prior to Closing, Seller will have the right to contest any such Governmental Regulations.

(c)	Notices. To the extent received by Seller, from the Effective Date until Closing, promptly deliver to Purchaser copies of written default notices, notices of lawsuits, notices of violations affecting the Property, notices of any pending or threatened condemnation proceeding, written notices that Tenant intends to vacate any portion of the Property prior to the expiration of the term of the Lease and shall promptly notify Purchaser of any significant casualty that occurs with respect to any portion of the Property or if Seller receives written notice that any bankruptcy or similar proceedings have been filed against Tenant or Tenant has filed for protection under bankruptcy or similar laws.

(d)	Pond Inspection and Certification. The parties acknowledge that, pursuant to an agreement (the “Drainage Agreement”), dated May 14, 1980, between Mack Properties Co. No. 4 and the Township of Morris (the “Township”), the owner of the Property has an annual obligation to cause a New Jersey licensed engineer to inspect and test the retention pond (the “Pond”) on the Property and to deliver the results of such tests to the Township’s engineer. If such tests disclose a reduction in storage capacity or sediment accumulation that exceeds the levels set forth in the Drainage Agreement, the owner of the Property must perform restoration to the Pond as set forth in the Drainage Agreement (all of such required action is hereinafter referred to as the “Detention Pond Annual Actions”.) Seller believes that it is the Tenant’s responsibility under the Leases to perform the Detention Pond Annual Actions. On or before Closing, Seller will deliver to Purchaser a written acknowledgement from Tenant confirming that Tenant has the obligation under the Leases to perform the Detention Pond Annual Actions. In the event that Seller cannot deliver such a certification, then Seller shall be obligated to perform the Detention Pond Annual Actions for the current year at its sole cost and expense. If such Detention Pond Annual Actions cannot be completed prior to Closing, then Seller and Purchaser shall cooperate and enter into a reasonably acceptable agreement pursuant to which Seller shall promptly complete the same after Closing and, thereafter, any Detention Pond Annual Actions shall be the responsibility of Purchaser. The provisions of the subparagraph (d) shall survive Closing

        Section 7.2     Estoppel and SNDA. (a) It will be a condition to Closing that Seller obtain from the Tenant (a) an executed estoppel certificate containing the information prescribed by the Leases (the “Tenant Estoppel”), and (b) an executed subordination, non-disturbance and attornment agreement in the form prescribed by the Leases (the “Tenant SNDA”). Notwithstanding the foregoing, Seller agrees to request, promptly upon request of Purchaser, that Tenant execute an estoppel certificate in the form reasonably requested by Purchaser, and a subordination, non-disturbance and attornment agreement in the form reasonably requested by Purchaser, each of which will be hereafter provided to Seller by Purchaser, and Seller shall use good faith efforts to obtain same. Seller shall not be in default of its obligations hereunder if the Tenant fails to deliver an estoppel certificate, or delivers an estoppel certificate which is not in accordance with this Agreement but Purchaser shall have the right to terminate this Agreement and receive a return of the Deposit if Seller in unable to deliver the Tenant Estoppel and the Tenant SNDA with the information or in the form required by the Leases with no material revisions.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

        Section 8.1     Seller’s Representations and Warranties. The following constitute the sole representations and warranties of Seller, which representations and warranties shall be true in all material respects as of the Effective Date and the Closing. Subject to the limitations set forth in Section 8.3 of this Agreement, Seller represents and warrants to Purchaser the following:

(a)	Status. Seller is a limited liability company, duly organized and validly existing under the laws of the State of New Jersey.

(b)	Authority. The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller.

(c)	Non-Contravention. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which it is bound.

(d)	Suits and Proceedings. To Seller’s Knowledge, except as listed in Exhibit I, there are no legal actions, suits or similar proceedings pending and served, or threatened in writing against Seller or the Property which (i) are not adequately covered by existing insurance and (ii) if adversely determined, would materially and adversely affect the value of the Property or Seller’s ability to consummate the transactions contemplated hereby.

(e)	Non-Foreign Entity. Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f)	Tenants. As of the date of this Agreement, the only direct tenant of the Property is Tenant under the Leases listed on the Lease Schedule listed on Exhibit F. To the Seller’s Knowledge, there exist no sub-tenancies at the Property except as set forth on Exhibit F.

(g)	Leasing Commission Agreements. There are no leasing commission agreements in effect with respect to the Property.

(h)	Environmental Condition. Except as disclosed in the Seller’s existing environmental reports, copies of which have been delivered or made available to Purchaser in accordance with subparagraph (i) below, to Seller’s Knowledge:

(i)	there are no Hazardous Substances on or affecting the Property, except those in compliance with all applicable Environmental Laws;

(ii)	Seller has not received any notice from any governmental authority that Hazardous Substances have been discharged on the Property, which would allow a governmental authority to demand that a cleanup be undertaken; and

(iii)	there are no underground storage tanks at the Property.

(i)	Material Documents. Seller has made available to Purchaser at Seller’s management office at 325 Columbia Turnpike, Florham Park, New Jersey, copies of all material documents in its possession relating to the Property. The Leases constitute all of the leases, tenancies or occupancies affecting the Property entered into by Seller or its predecessors and, except as contained in the Leases, Seller has not granted any party the right or option to purchase the Property or to lease or occupy any portion thereof. Seller has delivered to Purchaser true, correct and complete copies of the Leases listed on Exhibit F.

(j)	Service Contracts. There are no service contracts or similar agreements for the provision of goods or services to the Property to which Seller is a party other than any such agreements entered pursuant to Section 7.1(a)

(k)	Net Worth. Seller hereby represents, warrants, covenants and agrees that it shall maintain a minimum net worth of not less than Twenty Million Dollars ($20,000,000) for a period of not less than two (2) years following Closing.

(l)	Adverse Notices. To Seller’s Knowledge, Seller has not received any written notice (i) of a default under the Leases which remains uncured, (ii) of any violations of law against the Property issued as a result of any work or improvements undertaken by Seller or for which Seller would have an obligation to cure under the Leases, which remain open and uncured, (iii) that Tenant intends to vacate any portion of the Property prior to the expiration of the term of the Leases, or (iv) that any bankruptcy or similar proceedings have been filed against Tenant or that Tenant has filed for protection under bankruptcy or similar laws.

        Section 8.2     Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller the following:

(a)	Status. Neither Purchaser, nor any officer, director, shareholder, partner, investor or member of Purchaser is named by any Executive Order of the United States Treasury Department as a terrorist, a “Specially Designated National and Blocked Person,” or any other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control (collectively, an “Identified Terrorist”.) Purchaser is not engaging in this transaction on the behalf of, either directly or indirectly, any Identified Terrorist.

(b)	Authority. The execution and delivery of this Agreement and the performance of Purchaser’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Purchaser and this Agreement constitutes the legal, valid and binding obligation of Purchaser.

(c)	Non-Contravention. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.

(d)	Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

        Section 8.3     Survival of Representations, Warranties and Covenants. The representations and warranties of Seller set forth in Section 8.1(d), (f), (g), (h), (i), (j) and (l) (the “Limited Survival Representations and Warranties”) will survive the Closing for a period of nine (9) months, and the representations, warranties, covenants and agreements of Seller set forth in Section 8.1(k) will survive Closing for a period of two (2) years, after which time they will merge into the Deed. Purchaser will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of any Limited Survival Representations and Warranties, or any such breach, unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy, or any such breach, exceeds Fifty Thousand Dollars ($50,000). In addition, in no event will Seller’s liability for all such breaches exceed, in the aggregate, the sum of Seven Million Seven Hundred Thousand Dollars ($7,700,000). Seller shall have no liability with respect to any such Limited Survival Representations and Warranties if, prior to the Closing, Purchaser has knowledge of any breach of such representation, warranty, certification or covenant, or any Document made available for Purchaser’s review as set forth in Section 8.1(i), tenant estoppel certificate, due diligence test, investigation or inspection of the Property by Purchaser or any Licensee Party, or written disclosure by Seller or Seller’s agents or employees delivered to Purchaser discloses one or more facts that conflict with any such Limited Survival Representations and Warranties, and Purchaser nevertheless consummates the transaction contemplated by this Agreement. The Closing Surviving Obligations and the Termination Surviving Obligations will survive Closing or termination of this Agreement, as applicable, without limitation unless a specified period is otherwise provided in this Agreement. All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, will not survive the Closing for nine (9) months or two (2) years, as the case may be, and will be merged into the Deed and other Closing documents delivered at the Closing.

ARTICLE IX
CONDITIONS PRECEDENT TO CLOSING

        Section 9.1     Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a)	Seller shall have delivered to Escrow Agent all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 10.3, and Seller shall have provided authority to Escrow Agent to release them to Purchaser.

(b)	All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

(c)	Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.

(d)	Seller shall have delivered to Purchaser a letter of non-applicability from the New Jersey Department of Environmental Protection specifying that the provisions of the Industrial Site Recovery Act do not apply to the sale of this Property.

(e)	Title to the Property shall be in the form as required by Article VI of this Agreement.

(f)	Any Updated Survey received by Purchaser prior to the Closing Date shall not disclose any “material changes” from those conditions shown on the Existing Survey. For purposes of this sub-paragraph (e), “material changes” shall mean a condition which either (i) prevents or materially interferes with the use of the Property as it is currently being used, (ii) would result in a material lessening in the value or utility of the Property, or (iii) discloses the material violation of an easement on the Property, including the construction of any building within such easement area in violations of the terms of such easement. In addition, such Updated Survey shall correct the Existing Survey Error.

(g)	It shall be a condition to Closing that the Updated Survey and the title insurance policy to be issued to Purchaser at Closing shall contain the exact same metes and bounds legal description and that the Title Company shall issue an endorsement to the title insurance policy that the property insured by such policy is the same property that is depicted on the Updated Survey. Purchaser and Seller shall cooperate to ensure that the Existing Legal Discrepancy is resolved prior to Closing. In the event that Purchaser shall be unable to resolve the discrepancy, then, upon notice of the same to Seller, Seller shall be provided with a ten (10) day period to attempt to reconcile the discrepancy and satisfy the conditions of this subparagraph (g).

        Section 9.2     Conditions Precedent to Obligation to Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing (or as otherwise provided) of all of the following conditions, any or all of which may be waived by Seller in it sole discretion:

(a)	Escrow Agent shall have received the Purchase Price as adjusted pursuant to, and payable in the manner provided for, in this Agreement, and Purchaser shall have provided authority to Escrow Agent to release such amount to Seller.

(b)	Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 10.2, and Purchaser shall have provided authority to Escrow Agent to release them to Seller.

(c)	All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing

(d)	Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.

ARTICLE X
CLOSING

        Section 10.1     Closing. The consummation of the transaction contemplated by this Agreement (the “Closing”) by delivery of documents and payments of money shall take place at 10:00 a.m. Eastern Time on the Scheduled Closing Date at the offices of the Escrow Agent provided, however, that Seller and Purchaser shall endeavor to have all documents required hereunder executed the day prior to Closing for delivery to Escrow Agent so that neither party will have to be physically present at the Closing. At Closing, the events set forth in this Article X will occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended. The acceptance of the Deed by Purchaser shall be deemed to be full performance and discharge of each and every agreement and obligation on the part of Seller to be performed hereunder other than the Closing Surviving Obligations.

        Section 10.2     Purchaser’s Closing Obligations. On the Closing Date, Purchaser, at its sole cost and expense, will deliver the following items to Seller at Closing as provided herein:

(a)	The Purchase Price, after all adjustments and prorations are made as herein provided, by Federal Reserve wire transfer of immediately available funds to the account of Escrow Agent;

(b)	A counterpart original of the Assignment of Leases, duly executed by Purchaser;

(c)	A counterpart original of the Assignment, duly executed by Purchaser;

(d)	Evidence reasonably satisfactory to Seller that the person executing the documents delivered by Purchaser pursuant to this Section 10.2 on behalf of Purchaser has full right, power and authority to do so;

(e)	Form of written notice executed by Purchaser and to be addressed and delivered to the Tenant by Purchaser in accordance with Section 10.6 herein, (i) acknowledging the sale of the Property to Purchaser, and (ii) indicating that rent should thereafter be paid to Purchaser and giving instructions therefore (the “Tenant Notice Letter”);

(f)	A counterpart original of the Closing Statement, duly executed by Purchaser;

(g)	A certificate, dated as of the date of Closing, stating (i) that the representations and warranties of Purchaser contained in Section 8.2 are true and correct in all material respects as of the Closing Date or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In the event any representation or warranty is at any time or at all times not true or correct in all respects, then Purchaser shall be deemed in default of the Agreement and Seller shall be entitled to exercise those remedies contained in Section 13.2 below;

(h)	The Roof Replacement Agreement;

(i)	The Escrow Agreement for the Roof Replacement Deposit; and

(j)	Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement.

        Section 10.3     Seller’s Closing Obligations. At the Closing, Seller will deliver to Purchaser the following documents:

(a)	A bargain and sale deed with covenant against the grantor’s act (the “Deed”), duly executed and acknowledged by Seller, conveying to Purchaser the Real Property and the Improvements subject only to the Permitted Exceptions in the form attached hereto as Exhibit E;

(b)	[Intentionally Omitted.]

(c)	A counterpart original of an assignment and assumption of Seller’s interest, as lessor, in the Leases in the form attached hereto as Exhibit B (the “Assignment of Leases”), duly executed by Seller, conveying and assigning to Purchaser all of Seller’s right, title and interest, as lessor, in the Leases;

(d)	A counterpart original of an assignment and assumption of Seller’s interest in the Access Agreements, the Licenses and Permits and the Intangible Property in the form attached hereto as Exhibit A (the “Assignment”), duly executed by Seller, conveying and assigning to Purchaser all of Seller’s right, title, and interest, if any, in the Licenses and Permits, the Intangible Property and the Access Agreement;

(e)	The Tenant Notice Letter, duly executed by Seller;

(f)	Evidence reasonably satisfactory to Purchaser and Title Company that the person executing the documents delivered by Seller pursuant to this Section 10.3 on behalf of Seller has full right, power, and authority to do so;

(g)	A certificate in the form attached hereto as Exhibit J(“Certificate as to Foreign Status”) certifying that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended;

(h)	All original Leases, to the extent in Seller’s possession (or copies where originals are not available), and all original Licenses and Permits and Access Agreement in Seller’s possession (or copies where originals are not available), all of which may remain on site at the Property and need not be delivered to the location of the Closing;

(i)	The Roof Replacement Agreement;

(j)	The Tenant Estoppel and Tenant SNDA;

(k)	(Intentionally Omitted);

(l)	The Escrow Agreement for the Roof Replacement Deposit;

(m)	A certificate, dated as of the date of Closing, stating that the representations and warranties of Seller contained in Section 8.1 are true and correct in all material respects as of the Closing Date or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In the event any representation or warranty is at any time or at all times not true or correct in all respects, then Seller shall be deemed in default of the Agreement and Purchaser shall be entitled to exercise those remedies contained in Section 13.1 below; and

(n)	An owner’s affidavit in a form reasonably required by the Title Company and such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement.

        Section 10.4      Prorations.

(a)	Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day preceding the Closing Date (the “Proration Time”), the following (collectively, the “Proration Items”):

(i)	Rentals, in accordance with Section 10.4(b) below and other income from the Property.

(ii)	Any prepaid rents.

(iii)	Taxes.

(iv)	All operating expenses paid by the owner of the Property.

        Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Proration Time, and Purchaser will be charged and credited for all of the Proration Items relating to the period after the Proration Time. The estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Purchaser prior to the Closing Date (the “Closing Statement”). The Closing Statement, once agreed upon, shall be signed by Purchaser and Seller. The proration shall be paid at Closing by Purchaser to Seller (if the prorations result in a net credit to Seller) or by Seller to Purchaser (if the prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Date, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser. No prorations will be made in relation to insurance premiums, and Seller’s insurance policies will not be assigned to Purchaser. The provisions of this Section 10.4(a) will survive the Closing for twelve (12) months.

(b)	Purchaser will receive a credit on the Closing Statement for the prorated amount (as of the Proration Time) of all Rental previously paid to or collected by Seller and attributable to any period following the Proration Time. After the Closing, Seller will cause to be paid or turned over to Purchaser all Rental, if any, received by Seller after Closing and attributable to any period following the Proration Time. “Rental” as used herein includes fixed monthly rentals, additional rentals, percentage rentals, retroactive rentals, all administrative charges, utility charges, tenant or real property association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable by the Tenant under the Leases or from other occupants or users of the Property. Rental is “Delinquent” when it was due prior to the Closing Date, and payment thereof has not been made on or before the Proration Time. Purchaser agrees to use commercially reasonable efforts with respect to the collection of any Delinquent Rental, but Purchaser will have no liability for the failure to collect any such amounts and will not be required to pursue legal action to enforce collection of any such amounts owed to Seller by Tenant. All sums collected by Purchaser from and after Closing from Tenant (excluding tenant specific billings for tenant work orders and other specific services as described in and governed by Section 10.4(c) below) will be applied first to current amounts owed by the Tenant to Purchaser and then to delinquencies owed by Tenant to Seller. Any sums due Seller will be promptly remitted to Seller. Seller shall have no rights after Closing to attempt to collect any amounts due under the Lease or to otherwise pursue Tenant.

(c)	With respect to specific tenant billings for work orders, special items performed or provided at the request of a Tenant or other specific services, which are collected by Purchaser after the Closing Date and are identified by the Tenant as being payment for the foregoing specific services rendered by Seller prior to the Proration Time, then notwithstanding anything to the contrary contained herein, Purchaser shall cause the first amounts collected from such Tenant to be paid to Seller on account thereof.

(d)	Notwithstanding any provision of this Section 10.4 to the contrary, Purchaser shall be responsible for all leasing commissions, tenant improvement costs or other expenditures, (collectively “Tenant Costs”), due with respect to (i) any Lease amendments entered into after the Closing Date; (ii) any expansions or renewals of any Leases pursuant to an option exercised after the Closing Date, and (iii) any new Lease executed on or after the Closing Date (collectively, “New Tenant Costs”).

(e)	Notwithstanding any provision of this Section 10.4 to the contrary, Seller shall be responsible for all Tenant costs relating to that period of time up to, but not including, the Closing Date, including, without limitation, the obligation to reimburse the Tenant an amount up to One Million Nine Hundred Thirty-Five Thousand Dollars ($1,935,000) for tenant improvement costs (the “Tenant Improvement Allowance”) and up to Two Hundred Thousand Dollars ($200,000) for structural repairs to a pedestrian bridge at the Real Property, upon the terms and conditions and as set forth in the Leases (the “Bridge Repair Allowance”). If either of the Tenant Improvement Allowance or the Bridge Repair Allowance have not been fully paid to Tenant (which payments shall be confirmed or denied in writing by the Tenant), Seller shall give Purchaser a credit against the Purchase Price at Closing in the amount of any Tenant Improvement Allowance and/or Bridge Repair Allowance which has not been paid to Tenant.

        Section 10.5     Costs of Title Company and Closing Costs. Costs of the Title Company and other Closing costs incurred in connection with the Closing will be allocated as follows:

(a)	Seller shall pay (i) Seller’s attorney’s fees; (ii) the cost of discharging any lien and other title matters required to be discharged by Seller under this Agreement or which Seller elects to discharge under this Agreement; (iii) one-half (1/2) of escrow fees, if any; (iv) all realty transfer fees including, without limitation, all state, county and local transfer taxes, and (v) the Broker’s commission.

(b)	Purchaser shall pay (i) the costs of recording the Deed to the Property and all other documents other than as set forth in subparagraph (a) above; (ii) the cost of the premium for the Title Policy and customary title searches, endorsements, and the costs of the modification or deletion of the survey exception to the Title Policy that are desired by Purchaser; (iii) all premiums and other costs for any mortgagee policy of title insurance, if any, including but not limited to any endorsements; (iv) Purchaser’s attorney’s fees; (v) one-half (1/2) of escrow fees, if any; and (vi) the costs of the Updated Survey, as provided for in Section 6.1.

(c)	Any other costs and expenses of Closing not provided for in this Section 10.5 shall be allocated between Purchaser and Seller in accordance with the custom in the area in which the Property is located.

        Section 10.6     Post-Closing Delivery of Tenant Notice Letters. Immediately following Closing, Purchaser will deliver to the Tenant a Tenant Notice Letter, as described in Section 10.2(e).

        Section 10.7     Like-Kind Exchange. Seller and Purchaser each hereby acknowledge that the other (the “Exchanging Party”) may now or hereafter desire to enter into a partially or completely nontaxable exchange (a “Section 1031 Exchange”) involving the Property under Section 1031 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. In connection therewith, and notwithstanding anything herein to the contrary, the non-Exchanging Party (the “Accommodating Party”) shall cooperate with the Exchanging Party and shall take, and consent to the Exchanging Party taking, any action in furtherance of effectuating a Section 1031 Exchange (including, without limitation, any action undertaken pursuant to Revenue Procedure 2000-37, 2000-40 IRB, as may hereafter be amended or revised (the “Revenue Procedure”)), including, without limitation, (a) permitting the Exchanging Party or an “exchange accommodation titleholder” (within the meaning of the Revenue Procedure) (“EAT”) to assign, or cause the assignment of, this Agreement and all of the Exchanging Party’s rights hereunder with respect to any or all of the Property to a “qualified intermediary” (as defined in Treasury Regulations Section 1.1031(k)-1(g)(4)(iii)) (a “QI”); (b) permitting the Exchanging Party to assign this Agreement and all of the Exchanging Party’srights and obligations hereunder with respect to any or all of the Property and/or to convey, transfer or sell any or all of the Property, to (i) an EAT; (ii) any one or more limited liability companies (“LLCs”) that are wholly-owned by an EAT; or (iii) any one or more LLCs that are wholly-owned by the Exchanging Party and/or any affiliate of the Exchanging Party and to thereafter permit the Exchanging Party to assign its interest in such one or more LLCs to an EAT; and (c) pursuant to the terms of this Agreement, having any or all of the Property conveyed by an EAT or any one or more of the LLCs referred to in (b)(ii) or (b)(iii) above, and allowing for the consideration therefor to be paid by an EAT, any such LLC or a QI; provided, however, that (1) the Accommodating Party shall not be required to delay the Closing; (2) the Exchanging Party shall provide whatever safeguards are reasonably requested by the Accommodating Party, and not inconsistent with the Exchanging Party’s desire to effectuate a Section 1031 Exchange involving any of the Property,to ensure that all of the Exchanging Party’s obligations under this Agreement shall be satisfied in accordance with the terms thereof, (3) the Accommodating Party shall incur no liability as a result thereof, and (3) the Exchanging Party shall pay all out of pocket expenses reasonably incurred by the Accommodating Party in connection with the Accommodating Party’s obligations under this Section 10.7.

ARTICLE XI
CONDEMNATION AND CASUALTY

        Section 11.1Casualty. If, prior to the Closing Date, all or a Significant Portion of the Real Property and Improvements is destroyed or damaged by fire or other casualty, Seller will notify Purchaser of such casualty. Purchaser will have the option to terminate this Agreement upon notice to Seller given not later than twenty (20) days after receipt of Seller’s notice. If this Agreement is terminated, the Earnest Money Deposit and all interest accrued thereon will be returned to Purchaser and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations. If Purchaser does not elect to terminate this Agreement or less than a Significant Portion of the Real Property and Improvements is destroyed or damaged as aforesaid, Seller will not be obligated to repair such damage or destruction but (a) Seller will assign and turn over to Purchaser any insurance proceeds actually received by Seller net of reasonable collection costs (or if such have not been awarded, all of its right, title and interest therein) with respect to such fire or other casualty together with any deductible payable by Seller under such insurance or received from Tenant, and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price.

Section 11.2      Condemnation of Property. In the event of prior to Closing there occurs (a) any condemnation or sale in lieu of condemnation (or notice of either) of all of the Property; or (b) any condemnation or sale in lieu of condemnation (or notice of either) of greater than ten percent (10%) of the fair market value of the Property; or (c) any condemnation or sale in lieu of condemnation (or notice of either) that would give Tenant the right to terminate its Lease, Seller will notify Purchaser of such notice of or condemnation or sale in lieu of condemnation, Purchaser will have the option, to be exercised within twenty (20) days after receipt of notice of such condemnation or sale, of terminating Purchaser’s obligations under this Agreement, or electing to have this Agreement remain in full force and effect. In the event that either (i) Purchaser is not entitled to terminate this Agreement pursuant to the foregoing terms of this Section 11.2, or (ii) Purchaser does not terminate this Agreement pursuant to the preceding sentence, Seller will assign to Purchaser any and all claims for the proceeds of such condemnation or sale to the extent the same are applicable to the Property, and Purchaser will take title to the Property with the assignment of such proceeds and subject to such condemnation and without reduction of the Purchase Price. Should Purchaser elect to terminate Purchaser’s obligations under this Agreement under the provisions of this Section 11.2, the Earnest Money Deposit and any interest thereon will be returned to Purchaser and neither Seller nor Purchaser will have any further obligation under this Agreement, except for the Termination Surviving Obligations.

ARTICLE XII
CONFIDENTIALITY

        Section 12.1     Confidentiality. Except as hereinafter permitted, Seller and Purchaser each expressly acknowledge and agree that prior to Closing, the transactions contemplated by this Agreement and the terms, conditions, and negotiations concerning the same will be held in the strictest confidence by each of them and will not be disclosed by either of them except to their respective legal counsel, accountants, consultants, officers, partners, directors, shareholders, members, brokers, consultants, potential lenders, investors and potential investors and other Licensee Parties, and except and only to the extent that such disclosure may be necessary for their respective performances hereunder (collectively, the “Permitted Parties”). Prior to making such information available to the Permitted Parties, Seller and Purchaser, as the case may be, will advise them of the confidential nature of the same. Notwithstanding the foregoing, Purchaser understands and agrees that Seller intends to immediately announce to the public the existence of the Agreement and certain of its basic provisions, including the Purchase Price, but will not disclose the name of the Purchaser prior to Closing without Purchaser’s consent or as otherwise provided herein. Except as expressly provided in this Agreement, Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information obtained by Purchaser in connection with the Property will not be disclosed by Purchaser to any third persons other than Permitted Parties without the prior written consent of Seller. Nothing contained in this Article XII will preclude or limit either party to this Agreement from issuing a press release or making other disclosures with respect to any information otherwise deemed confidential under this Article XII (a) in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or (b) required by law or (c) required by rule or regulation of the Securities and Exchange Commission or the New York Stock Exchange, including without limitation in any filings required by a governmental authority. In determining whether a disclosure contemplated in the preceding sentence is required by law or by rule or regulation of the Securities and Exchange Commission or the New York Stock Exchange, the disclosing party is entitled to rely upon the written advice of counsel. Nothing in this Article XII will negate, supersede or otherwise affect the obligations of the parties under the Confidentiality Agreement, and the provisions of this Article XII will survive the termination of this Agreement.

ARTICLE XIII
REMEDIES

        Section 13.1Default by Seller. In the event the Closing and the transactions contemplated hereby do not occur as herein provided by reason of any default of Seller, Purchaser may, as Purchaser’s sole and exclusive remedy, elect by notice to Seller within thirty (30) days following the Scheduled Closing Date, either of the following: (a) terminate this Agreement, in which event Purchaser will receive from the Escrow Agent the Earnest Money Deposit, together with all interest accrued thereon whereupon Seller and Purchaser will have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations; or (b)  seek to enforce specific performance of Seller’s obligations hereunder. Except as set forth below, Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money Deposit if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located on or before thirty (30) days following the Scheduled Closing Date. Notwithstanding the foregoing, (i) nothing contained in this Section 13.1 will limit Purchaser’s remedies at law, in equity or as herein provided in pursuing remedies for a breach by Seller of any of the Termination Surviving Obligations, and (ii) should the right of specific performance be unavailable to Purchaser through no fault or action on the part of the Purchaser or Purchaser’s Affiliates, then Purchaser shall have the right to recover from Seller damages in an amount equal to all actual out-of-pocket third party costs incurred by Purchaser in connection with the transaction contemplated by this Agreement up to a maximum aggregate amount of Three Million Dollars ($3,000,000).

Section 13.2      Default by Purchaser. In the event the Closing and the consummation of the transactions contemplated herein do not occur as provided herein by reason of any default of Purchaser, Purchaser and Seller agree it would be impractical and extremely difficult to fix the damages which Seller may suffer. Purchaser and Seller hereby agree that (a) an amount equal to the Earnest Money Deposit, together with all interest accrued thereon, is a reasonable estimate of the total net detriment Seller would suffer in the event Purchaser defaults and fails to complete the purchase of the Property, and (b) such amount will be the full, agreed and liquidated damages for Purchaser’s default and failure to complete the purchase of the Property, and will be Seller’s sole and exclusive remedy (whether at law or in equity) for any default of Purchaser resulting in the failure of consummation of the Closing, whereupon this Agreement will terminate and Seller and Purchaser will have no further rights or obligations hereunder, except with respect to the Termination Surviving Obligations. The payment of such amount as liquidated damages is not intended as a forfeiture or penalty but is intended to constitute liquidated damages to Seller. Notwithstanding the foregoing, nothing contained herein will limit Seller’s remedies at law, in equity or as herein provided in the event of a breach by Purchaser of any of the Termination Surviving Obligations.

ARTICLE XIV
NOTICES

        Section 14.1      Notices.

(a)	All notices or other communications required or permitted hereunder shall be in writing, and shall be given by any nationally recognized overnight delivery service with proof of delivery, or by facsimile or e-mail transmission (provided that such facsimile or e-mail is confirmed by the sender by expedited delivery service in the manner previously described), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

If to Purchaser:	c/o Falcon Real Estate Investment Company 570 Lexington Avenue, 32nd Floor New York, NY 10022 Attn: Kenneth Lorman (212) 271-5445 ext. 111 (tele.) (212) 251-5589 (fax) email: klorman@FalconReal.com

with a copy to:	Sonnenschein Nath & Rosenthal, LLP 8000 Sears Tower Chicago, IL 60606 (312) 876-8928 (tele). (312) 876-7934 (fax.) email: mnations@sonnenschein.com

If to Seller:	c/o Mack-Cali Realty Corporation
11 Commerce Drive
Cranford, New Jersey 07016

with separate notices to the attention of:

Mr. Mitchell E. Hersh
(908) 272-8000 (tele.)
(908) 272-0214 (fax)

email: mhersh@mack-cali.com

and Roger W. Thomas, Esq. (908) 272-2612 (tele.) (908) 497-0485 (fax) email: rthomas@mack-cali.com

(b)	Notices given by (i) overnight delivery service as aforesaid shall be deemed received and effective on the first Business Day following such dispatch and (ii) facsimile transmission as aforesaid shall be deemed given at the time and on the date of machine transmittal provided same is sent and confirmation of receipt is received by the sender prior to 4:00 p.m. (EST) on a Business Day (if sent later, then notice shall be deemed given on the next Business Day). Notices may be given by counsel for the parties described above, and such notices shall be deemed given by said party, for all purposes hereunder.

ARTICLE XV
ASSIGNMENT AND BINDING EFFECT

        Section 15.1     Assignment: Binding Effect. Purchaser will not have the right to assign this Agreement except (i) to Purchaser’s Affiliates, (ii) in connection with a transaction contemplated by Section 10.7, or (iii) to an entity which is owned in whole or in part by any entity or person for which Falcon Real Estate Investment Company, Ltd. is an investment advisor on the Effective Date.

ARTICLE XVI
BROKERAGE

        Section 16.1     Brokers. Seller agrees to pay to Eastdil (the “Broker”) a brokerage commission pursuant to a separate agreement by and between Seller and Broker. Purchaser and Seller represent that they have not dealt with any brokers, finders or salesmen, in connection with this transaction other than Broker, and agree to indemnify, defend and hold each other harmless from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys’fees, which either party may sustain, incur or be exposed to by reason of any claim for fees or commissions made through the other party. The provisions of this Article XVI will survive any Closing or termination of this Agreement.

ARTICLE XVII
ESCROW AGENT

        Section 17.1      Escrow.

(a)	Escrow Agent will hold the Earnest Money Deposit in escrow in an interest-bearing account, as instructed by Purchaser until the earlier of (i) the Closing, or (ii) the termination of this Agreement in accordance with any right hereunder. All interest earned on the Earnest Money Deposit shall be paid to the party entitled to the Earnest Money Deposit . In the event the Closing occurs, the Earnest Money Deposit and all interest accrued thereon will be released to Seller, and Purchaser shall receive a credit against the Purchase Price in the amount of the Earnest Money Deposit, and all interest earned thereon. In all other instances, Escrow Agent shall not release the Earnest Money Deposit to either party until Escrow Agent has been requested by Seller or Purchaser to release the Earnest Money Deposit and has given the other party five (5) Business Days to dispute, or consent to, the release of the Earnest Money Deposit. Purchaser represents that its tax identification number, for purposes of reporting the interest earnings, will be provided later. Seller represents that its tax identification number, for purposes of reporting the interest earnings, is 22-3557187.

(b)	Escrow Agent shall not be liable to any party for any act or omission, except for bad faith, gross negligence or willful misconduct, and the parties agree to indemnify Escrow Agent and hold Escrow Agent harmless from any and all claims, damages, losses or expenses arising in connection herewith. The parties acknowledge that Escrow Agent is acting solely as stakeholder for their mutual convenience. In the event Escrow Agent receives written notice of a dispute between the parties with respect to the Earnest Money Deposit and the interest earned thereon (the “Escrowed Funds”), Escrow Agent shall not be bound to release and deliver the Escrowed Funds to either party but may either (i) continue to hold the Escrowed Funds until otherwise directed in a writing signed by all parties hereto or (ii) deposit the Escrowed Funds with the clerk of any court of competent jurisdiction. Upon such deposit, Escrow Agent will be released from all duties and responsibilities hereunder. Escrow Agent shall have the right to consult with separate counsel of its own choosing (if it deems such consultation advisable) and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

(c)	Escrow Agent shall not be required to defend any legal proceeding which may be instituted against it with respect to the Escrowed Funds, the Property or the subject matter of this Agreement unless requested to do so by Purchaser or Seller and is indemnified to its satisfaction against the cost and expense of such defense. Escrow Agent shall not be required to institute legal proceedings of any kind and shall have no responsibility for the genuineness or validity of any document or other item deposited with it or the collectibility of any check delivered in connection with this Agreement. Escrow Agent shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been signed by the proper parties.

ARTICLE XVIII
MISCELLANEOUS

        Section 18.1     Waivers. No waiver of any breach of any covenant or provisions contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein. No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act.

        Section 18.2     TIME OF THE ESSENCE. TIME IS OF THE ESSENCE WITH RESPECT TO ALL TIME PERIODS AND DATES FOR PERFORMANCE SET FORTH IN THIS AGREEMENT.

        Section 18.3     Recovery of Certain Fees. In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the prevailing party will be entitled to have and recover certain fees from the other party including all reasonable attorneys’fees and costs resulting therefrom. For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 18.3 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

        Section 18.4     Construction. Headings at the beginning of each Article and Section are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular will include the plural and the masculine will include the feminine and vice versa. This Agreement will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. All exhibits and schedules referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Agreement. In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action will be taken on the next succeeding Business Day.

        Section 18.5     Counterparts. This Agreement may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed original. All such fully executed original counterparts will collectively constitute a single agreement.

        Section 18.6     Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        Section 18.7     Entire Agreement. This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof, and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.

        Section 18.8     Governing Law. THIS AGREEMENT WILL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED.

        Section 18.9     No Recording. The parties hereto agree that neither this Agreement nor any affidavit or memorandum concerning it will be recorded and any recording of this Agreement or any such affidavit or memorandum by Purchaser will be deemed a default by Purchaser hereunder.

        Section 18.10     Further Actions. The parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

        Section 18.11       Exhibits. The following sets forth a list of Exhibits to the Agreement:

Exhibit A -	Assignment
Exhibit B -	Assignment of Leases
Exhibit C -	List of Roofing Contractors
Exhibit D -	Legal Description of Real Property
Exhibit E -	Deed
Exhibit F -	Lease Schedule
Exhibit G -	Pro Forma Title Policy
Exhibit H -	Intentionally Deleted
Exhibit I -	Suits and Proceedings
Exhibit J -	Certificate as to Foreign Status

        Section 18.12     No Partnership. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.

        Section 18.13     Limitations on Benefits. It is the explicit intention of Purchaser and Seller that no person or entity other than Purchaser or Seller and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Purchaser and Purchaser’s Affiliates, Seller and Seller’s Affiliates or their respective successors and assigns as permitted hereunder. Except as set forth in this Section 18.13, nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party (including, without limitation, Broker) a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and Purchaser and Seller expressly reject any such intent, construction or interpretation of this Agreement.

        Section 18.14     Facsimile Signatures. Signatures to this Agreement transmitted by telecopy shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature and shall accept the telecopied signature of the other party to this Agreement.

[The remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement as of the Effective Date.

Date Executed: August 5, 2004	PURCHASER: PERGOLA HOLDING, INC. By: Falcon Real Estate Investment Company, Ltd., as authorized agent By: /s/ Howard E. Hallengren —————————————— Name: Howard E. Hallengren Title: Chairman

August 5, 2004	SELLER:

KEMBLE-MORRIS L.L.C.

By: Mack-Cali Realty, L.P., sole member
By: Mack-Cali Realty Corporation, general partner

By:  /s/ Mitchell E. Hersh
——————————————
Name:  Mitchell E. Hersh
Title:  President and Chief Executive Officer

As to Sections 3.3, 4.3 and Article XVII only:

August 5, 2004	ESCROW AGENT: COMMONWEALTH LAND TITLE INSURANCE COMPANY By: /s/ Mark S. Baillie —————————————— Name: Mark S. Baillie Title: Vice President